Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the use in this Amendment No. 1 to Registration Statement No. 333-131768 of our report dated March 15, 2006 relating to the financial statements of InPlay Technologies, Inc. (formerly Duraswitch Industries, Inc.) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 23, 2006